Exhibit 99.6

[FORM OF] ASSET REPRESENTATIONS REVIEW AGREEMENT

among

NAVIENT STUDENT LOAN TRUST 20__-_,
as the Issuer

NAVIENT SOLUTIONS, INC.,
as the Servicer,

and

______________,
 as the Asset Representations Reviewer

Dated as of ________, 20__

[FORM OF] ASSET REPRESENTATIONS REVIEW AGREEMENT

ASSET REPRESENTATIONS REVIEW AGREEMENT, dated as of _____ (this “Agreement”), among (i) Navient Student Loan Trust 20__ –_, a Delaware statutory trust (the “Issuer”), (ii) Navient Solutions, Inc., a Delaware corporation (in such capacity, the “Servicer”), and ______, a ____ [corporation] (the “Asset Representations Reviewer”).

RECITALS

WHEREAS, the Issuer (and with respect to legal title, the Eligible Lender Trustee) will acquire certain student loans made under the Federal Family Education Loan Program, consolidation student loans or other federally guaranteed loans, which are currently being, and following such acquisition will continue to be so, serviced by the Servicer (the “Trust Student Loans”);

WHEREAS, the Issuer will issue certain classes of notes (the “Notes”) pursuant to the Indenture, which Notes are payable from the assets of the Issuer; and

WHEREAS, the Issuer desires to engage the Asset Representations Reviewer to perform any required reviews of certain Trust Student Loans for compliance with the representations and warranties made by Navient Funding, LLC, as seller, of the Trust Student Loans.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

Section 1.1.      Definitions and Usage. Except as otherwise specified herein or as the context may otherwise require, capitalized terms used but not otherwise defined herein are defined in Appendix A to the Indenture, which also contains rules as to usage that shall be applicable herein. All references herein to ownership of the Trust Student Loans shall be read to mean the Issuer, with respect to beneficial economic ownership interest, and the Eligible Lender Trustee, with respect to legal title and “for the benefit of the Issuer” shall be read to include the legal title of the Eligible Lender Trustee.

Section 1.2.      Additional Definitions.  The following terms have the meanings described below:

“Agreement” has the meaning stated in the preamble hereto.

“Asset Representations Reviewer” has the meaning stated in the preamble hereto.

“Client Records” has the meaning stated in Section 2.14.C.

“Customer Information” has the meaning stated in Section 3.2.

“Depositor” means Navient Funding, LLC.

“GLB Requirements” has the meaning stated in Section 3.2.

“Indemnified Party” has the meaning stated in Section 3.6.A.

“Indenture” means the indenture, dated as of [_____], 20[__], among the Issuer, the Indenture Trustee and the Eligible Lender Trustee, as amended, restated, supplemented or otherwise modified from time to time.

“Issuer” has the meaning stated in the preamble hereto.

“Notes” has the meaning stated in the recitals hereto.

“Review” means the completion by the Asset Representations Reviewer of the procedures listed under “Tests” in Attachment A for each Review Loan as further described in Section 2.7.

“Review Fee” has the meaning stated in Section 2.16.B.

“Review Loans” means those Trust Student Loans identified by the Servicer as requiring a Review by the Asset Representations Reviewer following receipt of a Review Notice according to Section 2.4.

“Review Materials” means the documents, data, and other information required for each “Test” in Attachment A.

“Review Notice” means a notification from the Servicer requesting the initiation of a Review.

“Review Report” has the meaning stated in Section 2.12.

“Sale Agreement” means the sale agreement, dated as of [_____], 20[__], between the Depositor and the Issuer, regarding the sale of the Trust Student Loans, as amended, restated, supplemented or otherwise modified from time to time.

“Security Requirements” has the meaning stated in Section 3.2.

“Servicer” has the meaning stated in the preamble hereto.

“Tests” mean the procedures listed in Attachment A as applied to the process described in Section 2.7.

“Test Complete” has the meaning stated in Section 2.9.

“Test Fail” has the meaning stated in Section 2.7.

“Test Pass” has the meaning stated in Section 2.7.

“Trust Student Loans” has the meaning stated in the recitals hereto.

ARTICLE II.

Section 2.1.      Engagement; Acceptance.  The Issuer engages [_____] to act as the Asset Representations Reviewer for the Issuer.  [_____] accepts the engagement and agrees to perform the obligations of the Asset Representations Reviewer on the terms in this Agreement.

Section 2.2.      Review Purpose. The Review is designed to perform Tests developed to determine whether certain Trust Student Loans were not in compliance with the representations made about them by the Depositor in the Sale Agreement.  For the avoidance of doubt, the parties confirm that the Asset Representations Reviewer is not responsible for (a) reviewing the Trust Student Loans for compliance with the representations and warranties in the Basic Documents, except as described in this Agreement, or (b) determining whether noncompliance with the representations or warranties constitutes a breach of the Basic Documents.

Section 2.3.      Review Notices. Upon receipt of a Review Notice from the Servicer, the Asset Representations Reviewer will start a Review.  The Asset Representations Reviewer will not be obligated to start a review until a Review Notice is received.

Section 2.4.      Identification of Review Loans.  Once the Review Notice is issued, the Servicer will provide a list of Review Loans to the Asset Representations Reviewer and the Indenture Trustee within thirty (30) days.

Section 2.5.      Review Materials. Within thirty (30) days of the delivery of a Review Notice, the Servicer will provide the Asset Representations Reviewer with the Review Materials for all Review Loans.  Review Materials will be presented to the Asset Representations Reviewer by the Servicer by secure electronic distribution of original or photocopied documents or data files or by another manner agreed to by the Servicer and the Asset Representations Reviewer.  The Servicer may redact or remove Non-public Personal Information from the Review Materials without changing the meaning of the Review Materials or usefulness in completing the Tests.  The Asset Representations Reviewer shall be entitled to rely in good faith, without independent investigation or verification, that the Required Materials are accurate and complete in all material respects, and not misleading in any material respect.

Section 2.6.      Missing or Incomplete Review Materials. The Asset Representations Reviewer will complete the Tests for each Review Loan only using documentation that is made available.  Within two (2) business days of the receipt of the Review Materials, the Asset Representations Reviewer will complete an initial document inventory to determine whether systemic documentation errors exist, including but not limited to consistently missing or incomplete Review Materials for each Review Loan.  Where Review Materials are not accessible, are clearly unidentifiable, and/or are illegible, the Asset Representations Reviewer will request that the Servicer provide updated copies of such Review Materials.  The Servicer must provide, or cause to be provided, requested Review Materials to the Asset Representations Reviewer within five (5) business days of receipt of written request by the Asset Representations Reviewer.  In the event a missing document is not provided within this timeframe, the parties agree that the Review Loan will have a Test Fail for the related Test and the Test will be considered completed and the Review Report will indicate the reason for the Test Fail.

Section 2.7.      The Asset Representations Review.  For a Review, the Asset Representations Reviewer will perform for each Review Loan the procedures listed as “Tests” in Attachment A (each a “Test”) using the Review Materials listed for each such Test in Attachment A.  For each Test and Review Loan, the Asset Representations Reviewer will determine if the test has been satisfied (a “Test Pass”) or if the test has not been satisfied (a “Test Fail”).

Section 2.8.      Review Period.  The Asset Representations Reviewer will complete the Review of all of the Review Loans within sixty (60) days of receiving access to the Review Materials under Section 2.5.  However, if additional Review Materials are provided to the Asset Representations

Reviewer as under Section 2.6, the Review period will be extended for an additional five (5) business days.

Section 2.9.      Completion of Review for Certain Review Loans.  Following the delivery of the list of the Review Loans and before the delivery of the Review Report by the Asset Representations Reviewer, the Servicer may notify the Asset Representations Reviewer that a Review Loan has been paid in full by the Obligor or purchased from the Issuer by the Depositor, the applicable Seller or the Servicer in accordance with the Basic Documents.  On receipt of such notification, the Asset Representations Reviewer will immediately terminate all Tests of such Review Loans and the Review of such Review Loans will be considered complete (a “Test Complete”).  In this case, the Review Report will indicate a Test Complete for the Review Loans and the related reason.

Section 2.10.      Previously Reviewed Loans.  If any Review Loan was included in a prior Review, the Asset Representations Reviewer will not perform any additional Tests on it, but will include the results of the previous Tests in the Review Report for the current Review.

Section 2.11.      Termination of a Review.  If a Review is in process and the Notes will be paid in full on the next Distribution Date, the Servicer will notify the Asset Representations Reviewer and the Indenture Trustee not less than ten (10) days before that Distribution Date.  On receipt of such notice, the Asset Representations Reviewer will terminate the Review immediately and will have no obligation to deliver a Review Report.

Section 2.12.      Review Report.  Within fifty (50) days of receiving access to the Review Materials under Section 2.5, the Asset Representations Reviewer will deliver to the Issuer and the Servicer a draft review report indicating for each Review Loan whether there was a Test Pass or a Test Fail for each Test or whether the Review Loan was a Test Complete and the related reason (such report, a “Review Report”).  No later than seven (7) days following receipt of the draft Review Report, the Issuer or the Servicer shall provide any comments to the draft Review Report for consideration by the Asset Representations Reviewer.  On the last day of the applicable Review period described in Section 2.8, the Asset Representations Reviewer will provide the Issuer, the Servicer and the Indenture Trustee with a final Review Report indicating for each Review Loan whether there was a Test Pass or a Test Fail for each Test and whether there was a Test Complete and the related reason.  The final Review Report will contain a summary of the Review results to be included in the Issuer’s Form 10-D report for the Collection Period in which the Review Report was delivered.

Section 2.13.      Review and Procedure Limitations.  The Asset Representations Reviewer will have no obligation (i) to determine whether a Rejected Claims Guaranty Trigger Event has occurred, (ii) to determine whether the required percentage of Noteholders has voted to direct a Review under the Indenture, (iii) to determine which Trust Student Loans are subject to a Review, (iv) to obtain or confirm the validity of the Review Materials, (v) to obtain missing or insufficient Review Materials beyond the steps required by Section 2.6, or (vi) to take any action or cause any other party to take any action under any of the Basic Documents to enforce any remedies against any Person for breaches of representations or warranties about the Trust Student Loans.

The Asset Representations Reviewer will only be required to perform the testing procedures listed as “Tests” in Attachment A and will have no obligation to perform additional testing procedures on any Trust Student Loan or to consider any additional information provided by any party.  The Asset Representations Reviewer will have no obligation to provide any information other than a Review Report indicating for each Review Loan whether there was a Test Pass or a Test Fail for each Test, or whether the Review Loan was a Test Complete, and the related reason.

Section 2.14.      Covenants.  The Asset Representations Reviewer covenants and agrees that:

A.
Review Systems.  It will maintain and utilize business process management and/or other systems necessary to ensure that it can perform each Test and, on execution of this Agreement, will load each Test into these systems.  The Asset Representations Reviewer will ensure that these systems allow for each Review Loan and the related Review Materials to be individually tracked and stored as contemplated by this Agreement.

B.	Personnel. It will maintain adequate staff that is properly trained to conduct Reviews as required by this Agreement.

C.
Management of Review Materials.  It will maintain copies of Review Materials, Review Reports and internal work papers and correspondence (collectively the “Client Records”) for a period of three (3) years after the termination of this Agreement.  At the expiration of the retention period, the Asset Representations Reviewer shall return all Client Records to the Servicer, in electronic format.  Upon the return of the Client Records, the Asset Representations Reviewer shall have no obligation to retain such Client Records or to respond to inquiries concerning the Review.

D.	Eligibility. It will notify the Issuer and the Servicer promptly if it no longer meets the eligibility requirements in Section 4.1.

Section 2.15.      Review Representatives.

A.
Servicer Representative.  The Servicer will designate one or more representatives who will be available to assist the Asset Representations Reviewer in performing the Review, including responding to requests and answering questions from the Asset Representations Reviewer about obtaining missing or insufficient Review Materials and/or providing clarification of any Review Materials or Tests.

B.
Asset Representations Reviewer Representative. The Asset Representations Reviewer will designate one or more representatives who will be available to the Issuer and the Servicer during the performance of a Review.

C.
Questions About Review.  The Asset Representations Reviewer will make appropriate personnel available to respond in writing to questions or requests for clarification of any Review Report from the Servicer, the Issuer, or the Indenture Trustee until the earlier of (1) the payment in full of the Notes and (2) one year after the delivery of the Review Report.  The Asset Representations Reviewer will have no obligation to respond to requests or inquires made by any Person not party to this Agreement.

Section 2.16.      Asset Representations Reviewer Fee.

A.
The Issuer (in accordance with Section 2.8 of the Administration Agreement) or the Administrator (pursuant to Section 4.2(h) of the Administration Agreement) will pay to the Asset Representations Reviewer, as compensation for agreeing to act as the Asset Representations Reviewer, in an amount separately agreed to by the Issuer and the Asset Representations Reviewer.  This annual fee will be paid on each [Month] Distribution Date beginning on the [Month] [Year] Distribution Date until this Agreement is terminated, based on invoices submitted by the Asset Representations Reviewer at least [fifteen (15)] day prior to such Distribution Date.

B.
Following the completion of a Review and the delivery to the Issuer, the Servicer and the Indenture Trustee of the Review Report, or a termination of the Review according to Section 2.11, the Asset Representations Reviewer will be entitled to a fee of $[__] for each Test completed with respect to each Review Loan (the “Review Fee”).  However, no Review Fee will be charged for any Review Loan which was included in a prior Review or for which no Tests were completed prior to the Asset Representations Reviewer being notified of a termination of the Review according to Section 2.11.  Upon completion of a Review and the delivery to the Issuer, the Servicer and the Indenture Trustee of a Review Report, the Asset Representations Reviewer must submit a detailed invoice.  Commencing on the Distribution Date in the calendar month immediately following the calendar month in which such detailed invoice is submitted by the Asset Representations Reviewer, the Review Fee and amounts owed pursuant to Section 3.6 hereof will then be payable out of Available Funds, with respect to each Distribution Date, and amounts on deposit in the Collection Account and the Reserve Account on such Distribution Date and distributed in accordance with the priorities of payment set forth in Section 2.8 of the Administration Agreement.  Review Fees due and payable to the Asset Representations Reviewer on any Distribution Date will include such amounts from any prior Distribution Date that remain unpaid.

C.
Notwithstanding anything to the contrary contained herein or in any other Basic Document, the Asset Representations Reviewer shall be entitled to receive any Asset Representations Reviewer Fee then due and payable from the Issuer on any Distribution Date only if and to the extent that sufficient funds are available at the specified payment priority levels set forth in Section 2.8 of the Administration Agreement.

ARTICLE III.

Section 3.1.      Representations of Asset Representations Reviewer. The Asset Representations Reviewer makes the following representations on which the Issuer and the Servicer are deemed to have relied in appointing the Asset Representations Reviewer hereunder.

A. Organization and Good Standing. The Asset Representations Reviewer is duly organized and validly existing as a corporation formed under the laws of the State of [Delaware] and in good standing under the laws of the State of [Delaware], with the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and had at all relevant times, and has, the power, authority and legal right to perform its obligations under this Agreement.

B. Due Qualification. The Asset Representations Reviewer is duly qualified to do business and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications.

C. Power and Authority. The Asset Representations Reviewer has the power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement have been duly authorized by the Asset Representations Reviewer by all necessary action.  No registration with or approval of any governmental agency is required for the due execution and delivery by, and enforceability against, the Asset Representations Reviewer of this Agreement.

D. Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Asset Representations Reviewer enforceable in accordance with its terms subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and subject to equitable principles.

E. No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time or both) a default under, the bylaws of the Asset Representations Reviewer, or any indenture, agreement or other instrument to which the Asset Representations Reviewer is a party or by which it shall be bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than this Agreement and the other Basic Documents); nor violate any law or, to the best of the Asset Representations Reviewer’s knowledge, any order, rule or regulation applicable to the Asset Representations Reviewer of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Asset Representations Reviewer or its properties.

F. No Proceedings. There are no proceedings or investigations pending, or, to the Asset Representations Reviewer’s best knowledge, threatened, before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Asset Representations or its properties:  (i) asserting the invalidity of this Agreement or any of the other Basic Documents to which the Asset Representations Reviewer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Basic Documents to which the Asset Representations Reviewer is a party, (iii) seeking any determination or ruling that could reasonably be expected to have a material and adverse effect on the performance by the Asset Representations Reviewer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Basic Documents to which the Asset Representations Reviewer is a party, or (iv) relating to the Asset Representations Reviewer and which might adversely affect the federal or state income tax attributes of the Notes.

G. Eligibility.  The Asset Representations Reviewer meets the eligibility requirements in Section 4.1.

Section 3.2.      Privacy and Information Security Provisions. With respect to information that is non-public personal information (as defined in the GLB Requirements defined below) that is disclosed or provided by the Issuer or the Servicer or any of their affiliates to the Asset Representations Reviewer in connection with this Agreement, or any Basic Document to which the Asset Representations Reviewer is a party (the “Customer Information”), the Asset Representations Reviewer shall comply, and shall cause its representatives to comply, with the security requirements agreed to from time to time by the Asset Representations Reviewer and the Servicer (the “Security

Requirements”).  The Asset Representations Reviewer shall promptly provide documents or information regarding the Asset Representations Reviewer’s information security practices upon the reasonable request of the Issuer or the Servicer.  With respect to Customer Information, the Asset Representations Reviewer hereby agrees that it shall comply, and shall cause its representatives to comply, with all reuse, redisclosure and other customer information handling, processing, security, and protection requirements that are specifically required of a non-affiliated third-party processor or servicer (or subcontractor) under the Interim Final Rule (12 CFR Part 1016), implementing Title V of the Gramm-Leach-Bliley Act, Public Law 106-102 (the “GLB Requirements”) and other applicable federal and state consumer privacy laws, rules and regulations.  The Asset Representations Reviewer acknowledges and agrees that any such Customer Information shall be used solely for the purpose of performing the Asset Representations Reviewer’s obligations under this Agreement. Without limiting the foregoing, the Asset Representations Reviewer agrees that:

(1)
the Asset Representations Reviewer is prohibited from disclosing or using any Customer Information disclosed or provided by the Issuer or the Servicer or any of their affiliates, except solely to carry out the purposes for which it was disclosed, including use under an exception contained in 12 CFR sections 40.14 or 40.15 or 16 CFR sections 313.14 or 313.15, as applicable, of the GLB Regulations in the ordinary course of business to carry out those purposes; and

(2)
the Asset Representations Reviewer has implemented and will maintain a written information security program that complies with applicable state laws and regulations pertaining to the protection of personal information and that is designed to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, Final Rule (12 CFR Part 30, Appendix B) and the Federal Trade Commission’s Standards for Safeguarding Customer Information (16 CFR Part 314).

Section 3.3.      Indemnities by Asset Representations Reviewer. The Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Asset Representations Reviewer under this Agreement.

The Asset Representations Reviewer shall indemnify each of the Issuer and the Servicer and their respective directors, officers, members, managers, employees and agents for all costs, expenses, losses, damages and liabilities resulting from (a) the negligence, willful misconduct or bad faith of the Asset Representations Reviewer in the performance of its obligations and duties under this Agreement or by reason of the reckless disregard of its obligations and duties under this Agreement or (b) the Asset Representations Reviewer’s breach of any of its representations and warranties in this Agreement.  In no event will the Asset Representations Reviewer be liable for special, indirect or consequential loss or damage (including loss of profit) even if the Asset Representations Reviewer has been advised of the likelihood of the loss or damage and regardless of the form of action.

Section 3.4.      Merger or Consolidation of, or Assumption of the Obligations of, Asset Representations Reviewer.  Any Person (a) into which the Asset Representations Reviewer is merged or consolidated, (b) resulting from any merger or consolidation to which the Asset Representations Reviewer is a party or (c) succeeding to the business of the Asset Representations Reviewer, if that Person meets the eligibility requirements in Section 4.1, will be the successor Asset Representations Reviewer under this Agreement.  Such Person will execute and deliver to the Issuer and the Servicer an agreement which states expressly that such Person assumes every obligation of the Asset Representations Reviewer hereunder (unless such assumption happens by operation of law).

Section 3.5.      Limitation on Liability of Asset Representations Reviewer. The Asset Representations Reviewer shall not be under any liability to any Person, including without limitation any Indemnified Party, for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Asset Representations Reviewer against any liability that would otherwise be imposed by reason of willful misconduct, fraud, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement.  The Asset Representations Reviewer may rely in good faith on any document of any kind prima facie properly executed and submitted by any person respecting any matters arising under this Agreement.

Section 3.6.      Indemnification of the Asset Representations Reviewer.

A.
Indemnification.  The Issuer (in accordance with Section 2.8 of the Administration Agreement) or the Administrator (pursuant to Section 4.2(i) of the Administration Agreement) will  indemnify the Asset Representations Reviewer and its officers, directors, employees and agents (each an “Indemnified Party”) for all costs, expenses, losses, damages and liabilities resulting from the performance of its obligations under this Agreement (including the costs and expenses of defending itself against any loss, damage or liability), but excluding any cost, expense, loss, damage or liability resulting from (i) the Asset Representations Reviewer’s willful misconduct, fraud, bad faith or negligence or (ii) the Asset Representations Reviewer’s breach of any of its representations or warranties in this Agreement.

B.
Proceedings.  Promptly upon receipt by an Indemnified Person of a notice of a Proceeding against it, the Indemnified Person will, if a claim is to be made under Section 3.6.A., notify the Issuer and the Administrator of the Proceeding.  The Issuer and the Administrator may participate in and assume the defense and settlement of a Proceeding at its expense.  If the Issuer or the Administrator notifies the Indemnified Party of its intention to assume the defense of the Proceeding with counsel reasonably satisfactory to the Indemnified Party, and so long as the Issuer or the Administrator assumes the defense of the Proceeding in a manner reasonably satisfactory to the Indemnified Party, the Issuer and the Administrator will not be liable for legal expenses of counsel to the Indemnified Party unless there is a conflict between the interests of the Issuer or the Administrator, as applicable, and an Indemnified Party.  If there is a conflict, the Issuer or the Administrator will pay for the reasonable fees and expenses of separate counsel to the Indemnified Party.  No settlement of a Proceeding may be made without the approval of the Issuer and the Administrator and the Indemnified Party, which approval will not be unreasonably withheld.

C.
Survival of Obligations.  The obligations of the Issuer and the Administrator under this Section 3.6 will survive the resignation or removal of the Asset Representations Reviewer and the termination of this Agreement.

D.
Repayment.  If the Issuer or the Administrator makes any payment under this Section 3.6 and the Indemnified Party later collects any of the amounts for which the payments were made to it from others, the Indemnified Party will promptly repay the amounts to the Issuer or the Administrator, as applicable.

Section 3.7.      Inspections of the Asset Representations Reviewer.  The Asset Representations

Reviewer agrees that, with reasonable prior notice not more than once during any year, it will permit authorized representatives of the Issuer or the Servicer, during the Asset Representations Reviewer’s normal business hours, to examine and review the books of account, records, reports and other documents and materials of the Asset Representations Reviewer relating to (a) the performance of the Asset Representations Reviewer’s obligations under this Agreement, (b) payment of fees and expenses of the Asset Representations Reviewer for its performance and (c) a claim made by the Asset Representations Reviewer under this Agreement.  In addition, the Asset Representations Reviewer will permit such representatives of the Issuer or the Servicer to make copies and extracts of any of those documents and discuss them with the Asset Representations Reviewer’s officers and employees.  Each of the Issuer and the Servicer will, and will cause its authorized representatives to, hold in confidence the information except if disclosure may be required by law or if the Issuer or the Servicer reasonably determines that it is required to make the disclosure under this Agreement or the other Basic Documents.  The Asset Representations Reviewer will maintain all relevant books, records, reports and other documents and materials for a period of at least two years after the termination of its obligations under this Agreement.

Section 3.8.      Delegation of Obligations.  The Asset Representations Reviewer may not delegate or subcontract its obligations under this Agreement to any Person without the consent of the Issuer and the Servicer.

ARTICLE IV.

Section 4.1.      Eligibility of Asset Representations Reviewer. The Asset Representations Reviewer must be a Person who (i) is not affiliated with the Issuer, the Servicer, the Administrator, the Depositor, the Eligible Lender Trustee, the Owner Trustee, the Indenture Trustee or any of their affiliates and (ii) was not engaged, or affiliated with a Person that was engaged, by the Issuer to perform pre-closing due diligence work on the Trust Student Loans.

Section 4.2.      [______________] Not to Resign as Asset Representations Reviewer. Subject to the provisions of Section 3.4, [________________] shall not resign from the obligations and duties hereby imposed on it as Asset Representations Reviewer under this Agreement except upon determination that the performance of its duties under this Agreement is no longer permissible under applicable law and there is no reasonable action that it could take to make the performance of its duties under this Agreement permitted under applicable law.  Notice of any such determination permitting the resignation of [________________] shall be communicated to the Issuer and the Servicer at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time) and any such determination shall be evidenced by an Opinion of Counsel to such effect delivered to the Issuer and the Servicer concurrently with or promptly after such notice.  No such resignation shall become effective until a successor Asset Representations Reviewer shall have assumed the responsibilities and obligations of [________________] in accordance with Section 4.4.

Section 4.3.      Removal of Asset Representations Reviewer. If any one of the following events (“Removal Events”) shall occur and be continuing, the Issuer, by written notice to the Asset Representations Reviewer, may remove the Asset Representations Reviewer and terminate its rights and obligations under this Agreement:

(1)	the Asset Representations Reviewer no longer meets the eligibility requirements in Section

4.1;

(2)	any failure by the Asset Representations Reviewer duly to observe or perform in any material respect any other covenant or agreement of the Asset Representations Reviewer set forth in this Agreement;

(3)	the Asset Representations Reviewer breaches any of its representations and warranties set forth in this Agreement; or

(4)	an Insolvency Event occurs with respect to the Asset Representations Reviewer.

provided, however, that in the case of clause (2) or clause (3) above, such notice may only be given by the Issuer if the Asset Representations Reviewer Removal Event shall not have been remedied within thirty (30) days.

Section 4.4.      Appointment of Successor.

A. Upon receipt by the Asset Representations Reviewer of notice of removal pursuant to Section 4.3, or the resignation by the Asset Representations Reviewer pursuant to Section 4.2, the predecessor Asset Representations Reviewer shall continue to perform its functions as Asset Representations Reviewer under this Agreement until a successor Asset Representations Reviewer shall have assumed the responsibilities and duties of [________________]. In the event of the resignation or removal hereunder of the Asset Representations Reviewer, the Issuer shall appoint a successor Asset Representations Reviewer who meets the eligibility requirements of Section 4.1, and the successor Asset Representations Reviewer has executed and delivered to the Issuer and the Servicer an agreement accepting its engagement under this Agreement or entering into a new agreement with the parties hereto on substantially the same terms as this Agreement.

B. Upon appointment, the successor Asset Representations Reviewer shall be the successor in all respects to the predecessor Asset Representations Reviewer and shall be subject to all the responsibilities, duties and liabilities placed on the predecessor Asset Representations Reviewer that arise thereafter or are related thereto and shall be entitled to an amount agreed to by such successor Asset Representations Reviewer and all the rights granted to the predecessor Asset Representations Reviewer by the terms and provisions of this Agreement; provided, that the successor Asset Representations Reviewer shall assume no liability or responsibility for any acts, representations, obligations or covenants of any predecessor Asset Representations Reviewer prior to the date that the successor Asset Representations Reviewer becomes Asset Representations Reviewer hereunder.

Section 4.5.      Transition and Expenses.  If the predecessor Asset Representations Reviewer resigns or is removed, the Asset Representations Reviewer will cooperate with and will take all actions reasonably requested to assist the successor Asset Representations Reviewer, the Issuer and the Servicer in making an orderly transition of the Asset Representations Reviewer’s rights and obligations under this Agreement to the successor Asset Representations Reviewer.  All reasonable costs and expenses (including attorneys’ fees) incurred in connection with transitioning the predecessor Asset Representations Reviewer’s obligations under this Agreement shall be paid by the predecessor Asset Representations Reviewer upon receipt of an invoice with reasonable documentation of such costs and expenses from the Issuer or the successor Asset Representations Reviewer.

Section 4.6.      Notification to Noteholders. Upon any resignation or removal of, or appointment of a successor to, the Asset Representations Reviewer pursuant to this Article IV, the Issuer shall give prompt written notice thereof to the Servicer, the Administrator, the Owner Trustee and the Indenture Trustee.

ARTICLE V.

Section 5.1.      Amendment.

A.
This Agreement may be amended by the Issuer, the Servicer and the Asset Representations Reviewer, without the consent of any of the Noteholders, (i) to comply with any change in any applicable federal or state law, to cure any ambiguity, to correct or supplement any provisions in this Agreement or to provide for, or facilitate the acceptance of this Agreement by a successor Asset Representations Reviewer, or (ii) to correct any manifest error in the terms of this Agreement as compared to the terms expressly set forth in the Prospectus.

B.
This Agreement may also be amended by the Issuer, the Servicer and the Asset Representations Reviewer to add, change or eliminate the terms of this Agreement if either (i) such action shall not, as evidenced by an Opinion of Counsel delivered to the Issuer, the Eligible Lender Trustee and the Indenture Trustee, adversely affect in any material respect the interests of any Noteholder or (ii) with the consent of the Noteholders of Notes evidencing at least a majority of the Outstanding Amount of the Notes.

It shall not be necessary for the consent of Noteholders pursuant to this clause B, to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

Promptly after the execution of any amendment to this Agreement, the Administrator (on behalf of the Issuer) shall furnish written notification of the substance of such amendment to the Indenture Trustee and each of the Rating Agencies then rating the Notes.

Section 5.2.      Notices. All notices hereunder shall be given by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating written record of such notice and its receipt.  Notices hereunder shall be effective when received and shall be addressed to the respective parties hereto at the addresses set forth below, or at such other address as shall be designated by any party hereto in a written notice to each other party pursuant to this section.

If to the Asset Representations Reviewer, to:

_____________________________________

_____________________________________

With a copy to:
_____________________________________

_____________________________________

If to the Issuer, to:

_____________________________________

_____________________________________

If to the Servicer, to:

_____________________________________

_____________________________________

Section 5.3.      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and such counterparts shall constitute one and the same instrument.

Section 5.4.      Entire Agreement; Severability.  This Agreement constitutes the entire agreement among the Asset Representations Reviewer, the Issuer and the Servicer. All prior representations, statements, negotiations and undertakings with regard to the subject matter hereof are superseded hereby.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Agreement, or the application of such terms or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 5.5.      Governing Law. The terms of this Agreement shall be governed by the laws of the State of New York without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties, hereunder shall be determined in accordance with such laws.

Section 5.6.      Relationship of Parties; Third Party Beneficiaries.

A.
The Asset Representations Reviewer is an independent contractor and, except for the services which it agrees to perform hereunder, the Asset Representations Reviewer does not hold itself out as an agent of any other party hereto.  Nothing herein contained shall create or imply an agency relationship among Asset Representations Reviewer and any other party hereto, nor shall this Agreement be deemed to constitute a joint venture or partnership between the parties.

B.
This Agreement is for the benefit of and will be binding on the parties and their permitted successors and assigns.  The Owner Trustee and the Indenture Trustee, for the benefit of the Noteholders, will be third-party beneficiaries of this Agreement entitled to enforce this Agreement against the Asset Representations Reviewer and the Servicer.  With respect to Section 3.3, each Indemnified Party that is not directly a party to this Agreement is hereby declared an express third-party beneficiary hereof. Except as provided in this Section 5.6.B., no other Person will have any right or obligation under this Agreement.

Section 5.7.      Captions. The captions used herein are for the convenience of reference only and not part of this Agreement, and shall in no way be deemed to define, limit, describe or modify the meanings of any provision of this Agreement.

Section 5.8.      Assignment. Except as permitted under [Sections 3.4 and 4.3] hereof, this Agreement may not be assigned by the Asset Representations Reviewer without the prior written consent of the Issuer and the Servicer.

Section 5.9.      Termination of Agreement. This Agreement will terminate, except for obligations under Section 3.3, on the date following the payment in full of all outstanding Notes (or the last payment made on such Notes under the Indenture) and the satisfaction and discharge of the Indenture.

Section 5.10.      Non-Petition.  Notwithstanding any prior termination of this Agreement, the Asset Representations Reviewer shall not acquiesce, petition or otherwise invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer, provided, however, that nothing herein shall be deemed to prohibit the Asset Representations Reviewer from filing a claim in, or otherwise participating in, any such action or proceeding.  This Section 5.10 will survive termination of this Agreement.

Section 5.11.      Waiver of Jury Trial. Each party irrevocably waives, to the fullest extent permitted by law, the right to trial by jury in legal proceeding relating to this agreement.

Section 5.12.      No Waiver; Remedies. No party's failure or delay in exercising a power, right or remedy under this Agreement will operate as a waiver.  No single or partial exercise of a power, right or remedy will preclude any other or further exercise of the power, right or remedy or the exercise of any other power, right or remedy.  The powers, rights and remedies under this Agreement are in addition to any powers, rights and remedies under law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by their duly authorized officers as of ________ __, 20__.

__________________,
as Asset Representations Reviewer

By: ____________________________
Name:
Title:

NAVIENT SOLUTIONS, INC.,
as Servicer

By: ____________________________
Name:
Title:

NAVIENT STUDENT LOAN TRUST 20__-_
as Issuer

By: ____________________________
Not in its individual capacity but solely as Owner Trustee

By: ____________________________
Name:
Title:

ATTACHMENT A

AGREED UPON PROCEDURES